Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

NEW AGE ELECTRONICS, INC.

Acquisition expands SYNNEX’ consumer electronics offering throughout the United States

FREMONT, CA – February 25, 2008 – SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today it has entered into a definitive agreement to acquire substantially all the assets of New Age Electronics, Inc. (NAE), a privately held, leading U.S. distributor of IT and consumer electronics products to the retail sector.

The acquisition of NAE substantially expands SYNNEX’ existing consumer electronics product offering by adding complementary consumer and retail products from leading consumer electronics manufacturers such as HP, Panasonic, Sharp, Kodak, and Samsung.

“New Age Electronics is well-known and highly-regarded for its execution in the retail market for consumer electronics distribution,” said Robert T. Huang, President and Chief Executive Officer of SYNNEX Corporation. “This acquisition will greatly expand our consumer electronics offering. Once we complete the integration, we anticipate NAE’s core business to be accretive to our earnings. This acquisition also meets our stringent ROIC growth targets. We look forward to creating increased value and accelerating the growth of our combined business through synergies, scale and shared resources.”

“SYNNEX has a very solid reputation across the distribution industry, and its core competencies align with NAE’s business strategy,” said Lee Perlman and Adam Carroll, co-founders and principals of New Age Electronics, Inc. “Together with SYNNEX’ diversified product offering and NAE’s customer base and expertise in sales and marketing for consumer electronics, we are well-positioned to achieve our next phase of significant growth. We look forward to becoming a part of the SYNNEX family.”

Adam Carroll will continue as President of NAE. He will report to Peter Larocque, President of U.S. Distribution for SYNNEX Corporation. Reporting to Mr. Carroll are Fred Towns as Senior Vice President of Sales, and Gary Palenbaum as Senior Vice President of Product Marketing. The new reporting structure aligns the consumer electronics offerings of both organizations under a single leader, and leverages the combined expertise of both teams for future growth. NAE employs approximately 175 associates.

“Consumer electronics is a key area of focus for SYNNEX. Adding the NAE business vaults SYNNEX into a leading position in this market,” said Peter Larocque. “The combination of these two operations is a win for all of our stakeholders. I look forward to leveraging our combined strengths and resources to better serve our partners and to create added value for all of our stakeholders.”

At the close of this transaction, Lee Perlman will retire from NAE. “I would like to congratulate Lee on his success in building NAE to its current successful state, and thank him for developing talented co-workers that will help the combined entities be a leader in consumer electronics distribution,” Huang continued.

Pursuant to the asset purchase agreement, SYNNEX will pay a purchase price of $54.25 million in cash. This includes approximately $22.75 million in deferred and earn out payments, which are subject to certain post-closing conditions. It is expected that the bulk of the deferred and earn out payments will be paid within the first 15 months after the close of the acquisition. In connection with the net assets acquired, SYNNEX will assume and refinance approximately $75.00 million in working capital debt. The purchase price and assumed debt will be financed by existing SYNNEX debt facilities which are currently being amended to support this acquisition. The transaction, which is subject to normal regulatory and other approvals, is expected to close in April 2008.

In the twelve months ended December 31, 2007, NAE’ revenues were in excess of $900.00 million. Its partnership with HP comprised approximately 89% of fiscal 2007 revenue.

Eureka Capital Markets represented New Age Electronics in this transaction.

Additional details regarding this acquisition will be discussed during the Company’s fiscal first quarter 2008 earnings conference call.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers (OEMs) in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing (BPO). Founded in 1980, SYNNEX employs over 6,000 employees worldwide and operates in the United States, Canada, China, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this press release regarding SYNNEX Corporation which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements, including statements regarding SYNNEX’s expansion of consumer electronics offering, expectations as to the acquisition being accretive to earnings, expectations of growth in ROIC, expectations of increased value and accelerated growth, any synergies associated with the business combination, the ability to successfully integrate NAE, the impact of competition and changes in technology, changes in SYNNEX’s business plans and other risks detailed from time to time in SYNNEX’s SEC reports, including its Quarterly Report on Form 10-K for the year ended November 27, 2007. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will occur. Statements included in this press release are based upon information known to SYNNEX Corporation and New Age Electronics, Inc. as of the date of this release, and SYNNEX Corporation and New Age Electronics, Inc. assume no obligation to update information contained in this press release.

Copyright 2008 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation